UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 22, 2016

MaxPoint Interactive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36864	20-5530657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Carrington Mill Blvd., Suite 300
Morrisville, North Carolina 27560
(Address of principal executive offices, including zip code)

(800) 916-9960
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 25, 2016, MaxPoint Interactive, Inc. (the "Company") filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendment") with the Secretary of State of the State of Delaware to effect a 1-for-4 reverse stock split of the Company's issued and outstanding capital stock (the "Reverse Stock Split"), effective at 5:00 p.m. Eastern Time on such date (the "Effective Time"). A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

The Board previously approved the Certificate of Amendment to effect a reverse stock split of the Company’s issued and outstanding common stock such that every 4, 5, 6, 7, 8, 9 or 10 shares (the “Reverse Split Range") of the Company’s common stock would be combined and reclassified into one share of the Company’s common stock, with the exact ratio within the Reverse Split Range to be determined by the Board. The Certificate of Amendment was approved by the Company’s stockholders at the Company's 2016 annual meeting of stockholders held on April 22, 2016 (the "Annual Meeting"). Effective on April 22, 2016, the Board approved the Reverse Stock Split after determining the reverse stock split ratio to be 1-for-4.

As a result of the Reverse Stock Split, every 4 shares of the Company’s issued and outstanding common stock were automatically combined and reclassified into one share of the Company’s common stock. The Reverse Stock Split affected all issued and outstanding shares of common stock, as well as common stock underlying stock options and warrants outstanding immediately prior to the effectiveness of the Reverse Stock Split.

The purpose of the reverse split was to reorganize the Company’s capital structure. The Company believes that the reverse stock split of the common stock provides greater flexibility for brokerage houses and institutional investors to invest in the Company.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise hold a fractional share of capital stock will receive a cash payment for any fractional share resulting from the Reverse Stock Split in an amount equal to such fraction multiplied by the closing sales price of the common stock as reported on the New York Stock Exchange on April 25, 2016, the last trading day immediately preceding the Effective Time.

Item 5.07. Submission of Matters of a Vote of Security Holders.

At the Annual Meeting, the Company's stockholders voted on three proposals, each of which is described in more detail in the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on March 21, 2016.

Only stockholders of record as of the close of business on March 9, 2016 (the "Record Date") were entitled to vote at the Annual Meeting. In deciding all matters at the Annual Meeting, each stockholder was entitled to one vote for each share of common stock held as of the Record Date. As of the Record Date, 26,256,950 shares of the Company's common stock were outstanding and entitled to vote at the Annual Meeting.

The tabulation of the stockholders votes on each proposal brought before the Annual Meeting is as follows:

Proposal One: The election of one Class I director to serve until the annual meeting held in 2019 and until a successor is duly elected and qualified:

Name	For	Withheld	Broker Non-Votes
Kevin Dulsky	18,726,771	99,744	3,967,311

Proposal Two: The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016:

For	Against	Abstentions
22,326,812	85,480	381,534

As a routine proposal under applicable rules, no broker non-votes were recorded in connections with this proposal.

Proposal Three: The approval of a series of alternate amendments to the Company's amended and restated certificate of incorporation, to effect, at the discretion of the Board of Directors, a reverse stock split of the Company's common stock, whereby each outstanding 4, 5, 6, 7, 8, 9 or 10 shares would be combined, converted and changed into one share of common stock:

For	Against	Abstentions
20,840,137	1,575,749	377,940

As a routine proposal under applicable rules, no broker non-votes were recorded in connections with this proposal.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of MaxPoint Interactive, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MaxPoint Interactive, Inc.

By:	/ s / Brad Schomber
Brad Schomber
Chief Financial Officer

Dated: April 25, 2016

EXHIBIT INDEX

Exhibit
No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of MaxPoint Interactive, Inc.

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